Exhibit 99.1

FOR IMMEDIATE RELEASE

	COMPANY	Timothy C. Delmore
October 21, 2004	CONTACT:	Chief Financial Officer
218/681-9868

	CONTACT:	Shawn Brumbaugh/
Brooks West
Padilla Speer Beardsley Inc.
612/455-1700

ARCTIC CAT REPORTS RECORD 2005 SECOND-QUARTER SALES

Revenues Up 9% Year-to-Date

THIEF RIVER FALLS, Minn., Oct. 21 – Arctic Cat Inc. (Nasdaq: ACAT) today reported record net sales of $240.7 million for the fiscal 2005 second quarter ended September 30, 2004,  compared to $237.7 million in the same period last year. A delay in the timing of higher-margin snowmobile shipments constrained net earnings for the quarter to $19.7 million, or $0.94 per diluted share, versus $21.6 million, or $0.98 per diluted share, in the prior-year period. The company previously reported that a one-week transportation delay in shipping some of its snowmobiles in the final days of the quarter pushed these sales from the fiscal second quarter into the fiscal third quarter.

For the six-month period, net sales rose to $343.3 million compared to $314.8 million in the first half of last year. Net earnings were $19.8 million, or $0.94 per diluted share, versus $21.7 million, or $0.98 per diluted share, in the prior-year first half.

“We succeeded in surpassing last year’s record second-quarter sales, despite the logistical issues we encountered,” said Christopher A. Twomey, chairman and chief executive officer. “All delayed snowmobiles were shipped shortly after quarter-end.”

Twomey added: “Our outlook for the full year remains unchanged. We’re excited about our 2005 product lineup, and we continue to expect another year of record sales and increased earnings.”

During the 2005 second quarter, Arctic Cat reached an agreement with its Alaska distributor that will allow the company to sell directly to Alaska dealers. Arctic Cat anticipates that this strategic decision will enable further expansion of its market share in Alaska and positively impact the company’s gross margins in future years.

(more)

As part of Arctic Cat’s $20 million share repurchase program, the company bought 250,000 shares of its common stock in the fiscal second quarter.

Product Line Highlights

Sales of all-terrain vehicles (ATVs) grew to $100.6 million, up 10 percent from $91.6 million in the prior-year second quarter. Year-to-date ATV sales increased 14 percent to $139.7 million versus $123.0 million in the first six months of last year.

“We believe we can continue to exceed the ATV industry’s growth, as we have done every year since we entered this market in 1996,” said Twomey. The company’s ATV growth strategy includes expanding its product lineup into every ATV market segment, pursuing opportunities to increase its share of the southern U.S. market, and offering best-in-class ATVs at competitive prices.

Due to the timing of shipments, sales of Arctic Cat snowmobiles decreased 5 percent to $112.0 million in the 2005 second quarter versus $117.7 million in the same period last year. Year-to-date snowmobile sales grew 7 percent to $162.7 million compared to $152.4 million in the prior-year period. Arctic Cat continued its focus on driving further snowmobile market share gains in fiscal 2005 through innovative new product offerings, particularly in the mountain and touring segments.

“We are pleased that our completely new 2005 M7 mountain snowmobile was recently named ‘2005 Snowmobile of the Year’ by SnowGoer Magazine,” said Twomey. “Our dealers and consumers have expressed strong interest in this exciting new product.” The breakthrough M7 offers the industry’s best power-to-weight ratio in the mountain segment, which translates into improved snowmobile acceleration and handling in deep snow.

Arctic Cat continued to set industry standards in lowering emissions through improved fuel management technology. After quarter-end, Arctic Cat’s newest low-emission, quiet 4-stroke snowmobile, the T660 Touring 4-stroke, was officially certified for the fourth consecutive year for operation in Yellowstone National Park. The park requires snowmobiles to meet drastically reduced emissions and noise levels. Arctic Cat pioneered the low-emission 4-stroke engine, was the first manufacturer to receive certification for Yellowstone and is leading further improvements in this technology. In addition, the company’s Turbo T660 4-stroke is the industry’s first turbo-charged 4-stroke snowmobile, making it clean, quiet and fast.

Parts, garments and accessories (PG&A) sales were $28.1 million compared to $28.4 million in the year-ago second quarter. Six-month PG&A sales totaled $40.9 million versus $39.4 million in the prior-year period.

Outlook for Fiscal 2005 Second Half

For the fiscal year ending March 31, 2005, Arctic Cat continues to anticipate that net sales will grow 4 percent to 8 percent and be in the range of $676 million to $700 million. Full-year diluted earnings per share are estimated to grow 4 percent to 8 percent and be in the range of $1.46 to $1.51.

Arctic Cat expects net sales for the third quarter ending December 31, 2004, to range between $182 million to $192 million, compared to $194.6 million for the same period last year. Net earnings for the quarter are estimated to be between $0.25 and $0.27 per diluted share versus earnings of $0.46 per diluted share in the prior-year quarter.

“We anticipate a dip in fiscal third-quarter earnings chiefly due to lower sales, a less rich sales mix and a less favorable Japanese foreign currency conversion,” said Twomey. “However, we expect higher sales of ATVs in our fiscal fourth quarter than in previous fourth-quarter periods, leading to record full-year sales and higher earnings.”

Conference Call

Arctic Cat will host a conference call today to discuss the second-quarter results at 10:30 a.m. CT (11:30 a.m. ET). To access the replay, dial 800-405-2236 and enter conference call ID 11010854. The audio replay will be available beginning at approximately noon CT on Thursday, October 21, until 6 p.m. CT on Thursday, October 28.

The conference call also will be Webcast. To access the live Webcast, go to the corporate portion of the company’s Web site at www.arcticcat.com, and click on the conference call icon.

About Arctic Cat

Arctic Cat Inc. designs, manufactures and markets world-class snowmobiles and all-terrain vehicles (ATVs) under the Arctic Cat® brand name, as well as related parts, garments and accessories.  Its common stock is traded on the Nasdaq National Market under the ticker symbol “ACAT.”  More information about Arctic Cat and its products is available on the Internet at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence.

ARCTIC CAT INC.

Financial Highlights

(000s omitted, except per share amounts) (Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
	2004	2003	2004	2003
Net Sales	$240,673	$237,650	$343,267	$314,839
Cost of Goods Sold	188,061	181,478	271,699	240,141
Gross Profit	52,612	56,172	71,568	74,698
Selling, General and Administrative Expenses	23,908	24,616	42,890	43,241
Operating Profit	28,704	31,556	28,678	31,457
Other Income
Interest Income	194	162	403	411
Earnings Before Income Taxes	28,898	31,718	29,081	31,868
Income Taxes	9,247	10,149	9,306	10,197
Net Earnings	$19,651	$21,569	$19,775	$21,671
Net Earnings Per Share
Basic	$0.95	$0.99	$0.95	$0.99
Diluted	$0.94	$0.98	$0.94	$0.98

Weighted Average Shares
Outstanding:
Basic	20,660	21,707	20,766	21,838
Diluted	20,959	21,999	21,052	22,125

	Six Months Ended September 30,
Selected Balance Sheet Data:	2004	2003
Cash and Short-term Investments	$64,167	$40,698
Accounts Receivable, net	76,177	75,639
Inventories, net	105,605	108,229
Total Assets	331,048	306,525
Current Liabilities	126,097	113,070
Long-term Debt	0	0
Shareholders’ Equity	189,387	181,278

	Three Months Ended September 30,			Six Months Ended September 30,
Product Line Data:	2004	2003	Change	2004	2003	Change

Snowmobiles	$111,980	$117,662	-5%	$162,678	$152,428	7%
All-terrain Vehicles	100,558	91,554	10%	139,730	123,046	14%
Parts, Garments & Accessories	28,135	28,434	-1%	40,859	39,365	4%
Total Sales	$240,673	$237,650	1%	$343,267	$314,839	9%

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